Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-194186 and 333-175000) on Forms S-3 and S-8, respectively, of Bankrate, Inc. of our report dated March 26, 2014, relating to our audit of the financial statements of Caring, Inc. as of and for the years ended December 31, 2013 and 2012, included in this Current Report on Form 8-K/A.

/s/ SingerLewak LLP

San Jose, California

July 17, 2014